Exhibit 21.1

Subsidiaries of Registrant*

Name of Subsidiary	Jurisdiction of Formation
Psyence Biomed II Corp	Ontario, Canada
Psyence Australia Pty Ltd	Australia
Newcourt Acquisition Corp	Cayman Islands

*All subsidiaries are wholly owned, directly or indirectly, by the Registrant.